Exhibit 99.1

For Immediate Release

Contact: Marc Cannon

(954) 769-3146

cannonm@autonation.com

AUTONATION APPOINTS TWO NEW BOARD MEMBERS

FORT LAUDERDALE, Fla. (June 30, 2003) – AutoNation, Inc. (NYSE: AN), America's largest retailer of new and used vehicles, announced today that its Board of Directors has appointed Alan S. Dawes and Frederick J. Schwab as directors of the Company.  These additions expand AutoNation’s Board from eight to ten members.

“We are very pleased that Alan and Fred are joining our Board,” said Mike Jackson, Chairman and CEO of AutoNation.  “They each offer a powerful combination of strong financial backgrounds and automotive industry experience.  We are looking forward to the contributions they will make to our Board.”

Mr. Dawes is currently Vice Chairman and Chief Financial Officer of Delphi Corporation, a global automotive electronics and components supplier, where he has served since 1992.  During his tenure, Mr. Dawes played a key role in the successful spin-off of Delphi from its parent company, General Motors Corporation.  Prior to his tenure at Delphi, he held numerous executive positions with General Motors, including vice president and executive-in-charge of operations for the company’s Automotive Components Group and various key roles in GM’s finance organization.  Automotive News named him “Financial Executive of the Year” in 1999.

Mr. Schwab retired in March 2003 as President and CEO of Porsche Cars North America, the North American operating unit of Porsche AG, a multinational automotive manufacturing company. Mr. Schwab served Porsche in this capacity since 1992. Under Mr. Schwab’s supervision, Porsche experienced a comprehensive turnaround in North America that included the introduction of successful new product, such as the Boxster roadster and the Cayenne sport utility vehicle. Prior to joining Porsche in 1985 Mr. Schwab served as Executive Vice President of Fruehauf International, a truck trailer manufacturer, and was a partner with Touche Ross & Co. (now Deloitte & Touche).

The Board of Directors determined that Mr. Dawes and Mr. Schwab qualify as independent under the existing and proposed New York Stock Exchange listing standards.  Mr. Dawes will serve on the Board’s Audit Committee, Compensation Committee and Executive Compensation Subcommittee, and Mr. Schwab will serve on the Audit and Corporate Governance Committees.

ABOUT AUTONATION, INC.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest retailer of both new and used vehicles. Ranked No. 93 on the 2003 Fortune 500 and a component of the Standard and Poor’s 500 Index, AutoNation employs approximately 28,500 people and owns and operates 373 new vehicle franchises in 17 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 100,000 vehicles are available for sale.

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